                                                                  EXHIBIT 12.1

                       CALIFORNIA ENERGY COMPANY, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                     (DOLLARS IN THOUSANDS, EXCEPT RATIO)

                                     THREE MONTHS ENDED
                                         MARCH 31,                       YEAR ENDED DECEMBER 31,
                                   --------------------  ------------------------------------------------------
                                      1995       1994        1994       1993       1992       1991       1990
                                   ---------  ---------  ----------  ---------  ---------  ---------  ---------
Pre-tax income from continuing
 operations ......................  $18,158    $12,657    $ 55,836    $61,258    $50,732    $34,866    $15,565
Capitalized interest, net of
 amortization ....................   (4,281)    (2,642)     (9,196)    (6,174)    (5,202)    (4,979)    (4,565)
                                   ---------  ---------  ----------  ---------  ---------  ---------  ---------
                                     13,877     10,015      46,640     55,084     45,530     29,887     11,000
                                   ---------  ---------  ----------  ---------  ---------  ---------  ---------
Fixed Charges:
 Interest expense and
  amortization of deferred
  finance charges on all
  indebtedness ...................   28,191      9,233      62,837     30,205     20,459     29,814     35,369
 Interest portion of lease rentals       15         27         109        247        253        217        677
                                   ---------  ---------  ----------  ---------  ---------  ---------  ---------
  Total fixed charges ............   28,206      9,260      62,946     30,452     20,712     30,031     36,046
                                   ---------  ---------  ----------  ---------  ---------  ---------  ---------
Earnings before income taxes, and
 fixed charges ...................  $42,083    $19,275    $109,586    $85,536    $66,242    $59,918    $47,046
                                   =========  =========  ==========  =========  =========  =========  =========
Ratio of earnings to fixed
 charges .........................    1.492      2.082       1.741      2.809      3.198      1.995      1.305
                                   =========  =========  ==========  =========  =========  =========  =========
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